MICHAEL W. ZINN, INC.

                   CERTIFIED PUBLIC ACCOUNTANT

            5930 McCommas Blvd., DALLAS, TEXAS  75206
                    TELEPHONE (214) 821-2369




August 4, 1998




Securities and Exchange Commission
350 5th Street N.W.
Washington, D.C.  20549

RE:  Adina, Inc. -
     Amended Form 8-K

Gentlemen:

We were previously accountants for the above named Registrant and reported on the consolidated financial statements of Adina, Inc. and Consolidated Subsidiaries as of and for the year ended April 30, 1997. On July 23, 1998, were dismissed as the principal accountant. We have reviewed the amended Form 8-K and agree with the amended statements as there were no reportable events during the last fiscal two years or the interim period.

Sincerely,

/s/ Michael Zinn, CPA
Michael Zinn, CPA